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                                                                    Exhibit 10.1


                       STARWOOD DEFERRED COMPENSATION PLAN


         1. Purpose. The purpose of this Starwood Deferred Compensation Plan (the "Plan") is to provide to certain key employees of Starwood Hotels & Resorts Worldwide, Inc. ("Starwood") and participating affiliates the opportunity to defer the receipt of up to all of the eligible cash portion of their annual awards, if any, payable under the Starwood Hotels & Resorts Worldwide, Inc. Annual Incentive Plan or the Starwood Hotels & Resorts Worldwide, Inc. 1999 Annual Incentive Plan for Certain Executives (collectively, the "AIP"), signing bonuses, if any, and other compensation designated by the Committee (as defined in Section 13) as eligible for deferral.

         2. Effective Date. The Plan shall become effective on January 1, 2001.

         3. Eligibility. Any employee of Starwood or a participating affiliate who is designated as eligible by the Committee shall be eligible to participate in this Plan.

         4. Participants; Deferral Elections.

                  (a) Participants. Any eligible employee may become a participant in this Plan (a "Participant") by making an election pursuant to
Section 4(b).

                  (b) Timing of Elections. On or before the applicable election due date prescribed by the Committee, while this Plan is in effect, a Participant may elect to defer the receipt of all or a portion (in 5% increments, but not less than 10%) of (i) the eligible cash portion of any annual award payable to the Participant under the AIP, (ii) any signing bonus payable to the Participant and (iii) such other compensation as is designated by the Committee to be eligible for deferral hereunder.
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                  (c) Effect of Elections. An election made pursuant to Section
4(b) shall provide that the amount subject to such election shall not be paid to the Participant at the otherwise scheduled time, but instead shall be paid, after adjustments representing investment earnings equivalents, to or on behalf of the Participant at the time and in the manner set forth in Sections 7 and 8 below.

         5. Deferred Compensation Accounts. Starwood (or in the case of a Participant who is employed by a participating affiliate, such affiliate) shall establish on its books an account (a "Deferred Compensation Account") on behalf of each Participant who has made a deferral election pursuant to Section 4(b). Each Deferred Compensation Account shall be divided into separate subaccounts with respect to each deferral election made by the Participant pursuant to
Section 4(b). Each subaccount shall be credited with the amount deferred by the Participant pursuant to Section 4(b) and with the amount of investment earnings equivalents representing the gain or loss, as the case may be, in the investment benchmarks selected by the Participant for such subaccount. Deferred Compensation Accounts and the respective subaccounts shall be for bookkeeping purposes only, and neither Starwood nor any of its affiliates shall be obligated to set aside or segregate any assets in respect of such accounts.

         6. Investment Elections. The Committee shall from time to time designate two or more investment benchmarks, the gains and losses of which, based upon a Participant's investment elections, shall be used to determine investment earnings equivalents to be credited to the subaccounts established within the Participant's Deferred Compensation Account pursuant to Section 5. A Participant shall make a corresponding investment election at the same time as each deferral election made by the Participant pursuant to Section 4(b), and shall specify in the


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investment election the percentage (in increments of 1%) of the amount deferred pursuant to the deferral election that is to be allocated to each investment benchmark selected by the Participant. Thereafter, a Participant may change an investment election as of any day on a prospective basis by delivering to the recordkeeper specified by the Committee, at such time and in such manner as may be specified by the Committee, a revised investment election.

         7. Distributions Upon Termination of Employment. Following the termination of a Participant's employment with Starwood and its affiliates, distribution of the balance of a Participant's Deferred Compensation Account shall be made at the time and in the manner specified below. A Participant's transfer from Starwood to an affiliate of Starwood, or from an affiliate of Starwood to Starwood or another affiliate of Starwood shall not be considered to be the termination of the Participant's employment.

                  (a) Termination of Employment After 10 Years of Service. If a Participant's employment with Starwood and its affiliates terminates after the Participant has 10 or more years of service (defined below), and as of the date of the Participant's termination of employment ("Termination Date") the Participant's Deferred Compensation Account balance is more than $50,000, the balance of the Participant's Deferred Compensation Account shall be distributed to the Participant in substantially equal annual installments, payable in the month of February of each calendar year beginning with the month of February of the calendar year next following the calendar year in which the Participant's Termination Date occurs and continuing for 10 years, provided that the first installment shall, if the Participant so elects, be paid in the calendar quarter next following the calendar quarter in which the Participant's Termination Date occurs and the last installment shall be equal to the then remaining balance of the Participant's Deferred


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Compensation Account. Notwithstanding the foregoing, a Participant who is entitled to distribution under this Section 7(a) may elect, at such time and in such manner as may be specified by the Committee, to have the balance of his or her Deferred Compensation Account distributed in a single lump sum payable either in the calendar quarter next following the calendar quarter in which the Participant's Termination Date occurs or in the month of February of the calendar year next following the calendar year in which the Participant's Termination Date occurs. A "year of service" is a 12-month period of uninterrupted employment with Starwood or an affiliate of Starwood, or a predecessor of Starwood or an affiliate of Starwood.

                  (b) Distributions in the Event of Death While Receiving Installment Payments. If a Participant dies after having terminated employment and begun receiving installment payments pursuant to Section 7(a), the remaining balance of Participant's Deferred Compensation Account shall be distributed to the Participant's beneficiary determined pursuant to Section 10 in a single lump sum payable as soon as practicable following the Participant's death.

                  (c) Other Distributions. If a Participant's employment shall terminate before the Participant has completed 10 years of service or, if as of the Participant's Termination Date the Participant's Deferred Compensation Account balance is $50,000 or less, the balance of the Participant's Deferred Compensation Account shall be distributed to the Participant in a single lump sum payable either in the calendar quarter next following the calendar quarter in which the Participant's Termination Date occurs or in the month of February of the calendar year next following the calendar year in which the Participant's Termination Date occurs, as elected by the Participant.


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                  (d) A Participant may change his or her distribution election, provided that such change is made at least one year prior to the Participant's Termination Date.

         8. Distributions During Employment.

                  (a) Scheduled In-Service Withdrawal. At the time a Participant makes a deferral election pursuant to Section 4(b), the Participant may also elect to have the amount deferred pursuant to such election, adjusted for investment earnings equivalents, distributed in the month of February of a specified future year that is at least 2 years after the end of the year in which the amount would have been paid if no deferral election had been made. A scheduled in-service withdrawal will be distributed in a single lump sum payable in the month of February of the specified year, provided that if the amount of the withdrawal is more than $25,000, it may be paid in annual installments over 2, 3, 4 or 5 years, as elected by the Participant at the time of the deferral election. A Participant may request that the form of a scheduled in-service withdrawal be changed or that the time of a scheduled in-service withdrawal be delayed in accordance with rules established by the Committee. Any such change or delay must be requested at least one year prior to the original payment date for the scheduled in-service withdrawal. If a Participant terminates employment while receiving installment payments of a scheduled in-service withdrawal, the remaining installments will be paid to the Participant on the scheduled payment dates provided the Participant has completed 10 years of service. If the Participant has not completed 10 years of service, the balance of the Participant's Deferred Compensation Account shall be distributed to the Participant in a single lump sum pursuant to Section 7(c).

                  (b) Unscheduled In-Service Withdrawal. A Participant may also make an unscheduled in-service withdrawal at any time. In the event of an unscheduled in-service


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withdrawal, 90% of the requested withdrawal amount will be paid to the
Participant as soon as practicable in a single lump sum and the remaining 10% of the requested withdrawal amount will be forfeited. In addition, a Participant who makes an unscheduled in-service withdrawal shall be suspended from participating in the Plan for the remainder of the calendar year in which the withdrawal occurs and for the following calendar year.

         9. Survivor Benefit for Insured Participants. Each Participant must complete an application for insurance and consent to the Employers' purchase of life insurance on his or her life. The Employers will be the beneficiaries of such policies. Upon the death of a Participant whose life is insured under a policy purchased by an Employer while such Participant is employed by the Employer, the Participant's beneficiary determined pursuant to Section 10 shall be paid a taxable survivor benefit by the Employer in the amount of $100,000.

         10. Beneficiaries. Each Participant may, from time to time, designate a beneficiary in writing delivered to the Committee. A Participant may revoke or change his or her beneficiary designation at any time in writing delivered to the Committee. If a Participant does not designate a beneficiary under this Plan, or if no designated beneficiary survives the Participant, the survivor benefit payable under Section 9 and the remaining balance of the Participant's Deferred Compensation Account shall be distributed (i) to the Participant's surviving spouse or, (ii) if the Participant has no surviving spouse, to the Participant's surviving children, or (iii) if the Participant has no surviving spouse or surviving children, to the Participant's surviving parents, or (iv) if the Participant has no surviving spouse, surviving children or surviving parents, to the executor or administration of the Participant's estate or (v) if no executor or administrator has been appointed for the estate of the Participant within six months after the Participant's death, to


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the person or persons who would be entitled under the intestate succession laws of the state of the Participant's domicile to receive the Participant's personal estate.

         11. Amendment and Termination. This Plan may be amended or terminated at any time by the Compensation Committee of the Board of Directors of Starwood, except that no such amendment or termination shall reduce any Participants' Deferred Compensation Account balance as of the date of such amendment or termination. Upon the termination of the Plan, the Deferred Compensation Accounts of all Participants shall be distributed to them (or to their beneficiaries) in a single lump sum payable as soon as practicable after the date the Plan is terminated.

         12. Application of ERISA.

                  (a) Plan Not Funded. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and Department of Labor Regulation Section 2520.104-23. This Plan shall not be a funded plan, and neither Starwood nor any of its affiliates shall be under any obligation to set aside any funds for the purpose of making payments under this Plan.

                  (b) Trust. Starwood shall establish a trust subject to Sections 671, et. seq., of the Internal Revenue Code of 1986, as amended (the "Code"), to hold assets for the purposes of satisfying the obligations of Starwood and its participating affiliates under this Plan. Neither the establishment of, or the contribution of assets to, any such trust shall relieve Starwood or its


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participating affiliates of their liabilities hereunder, but such liabilities shall be reduced to the extent of any assets paid by such trust to a Participant or beneficiary. The rights of Participants and beneficiaries to payments under the Plan are solely those of general creditors of Starwood and its participating affiliates.

         13. Administration. A committee (the "Committee") consisting of such individuals as are selected from time to time by the Compensation Committee of the Board of Directors of Starwood shall be charged with the administration of this Plan.

         14. Nonassigment of Benefits. Neither the benefits payable under the Plan nor any portion thereof may be assigned, alienated or transferred to any person voluntarily or by operation of any law, including any assignment, division or awarding of property under state domestic relations law (including community property law). Any attempt to make any such assignment, alienation or transfer shall be null and void.

         15. No Guaranty of Employment. Nothing contained in this Plan shall be construed as a contract of employment between any employer and any employee or as conferring a right on any employee to be continued in the employment of any employer.

         16. Adoption By Affiliates. Any corporation which is affiliated with Starwood may, with the consent of Starwood, adopt this Plan in respect of its eligible employees by delivery to Starwood of a resolution of its board of directors to such effect, which resolution shall specify the first fiscal year for which this Plan shall be effective in respect of the eligible employees of such affiliate.

         17. Miscellaneous.

         (a) Withholding Taxes. The tax imposed by section 3121 of the Code with respect to any amount deferred pursuant to the Plan shall be withheld from the portion of the


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Participant's compensation that is not deferred pursuant to this Plan.
Distributions under the Plan shall be reduced by all federal, state and local taxes required to be withheld therefrom.

         (b) Successors and Assigns. The provisions of this Plan shall bind and inure to the benefit of each employer and its successors and assigns, as well as each Participant and his or her beneficiaries.

         (c) Company Obligations. Subject to the Company's power to amend and terminate the Plan pursuant to Section 11, the interests of Participants and beneficiaries in their Deferred Compensation Accounts shall be valid and binding obligations of Starwood and its participating affiliates, enforceable in accordance with the terms of the Plan.

         (d) Governing Law. This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New York and construed in accordance therewith without giving effect to principles of conflicts of laws.

     IN WITNESS WHEREOF, Starwood Hotels & Resorts Worldwide, Inc. has adopted the Plan as of the 1st day of January, 2001.

                                    STARWOOD HOTELS & RESORTS WORLDWIDE, INC.


                                    By:  /s/ David Norton
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